Exhibit 99.1

Calgon Carbon Corporation Completes $300 Million Syndicated Credit Facility with Six Banks

•	Increases syndicated credit facility from $125MM to $300MM

•	Refinances existing debt

•	Provides for a $225MM working capital facility

•	Provides for a $75MM, seven-year delayed draw term loan

•	Proceeds available for strategic growth initiatives, acquisitions, share repurchases, working capital, and general corporate purposes

•	Credit facility led by PNC Capital Markets LLC and RBS Citizens, N.A. as Joint Lead Arrangers and PNC Bank, National Association (PNC Bank) as Administrative Agent

PITTSBURGH--(BUSINESS WIRE)--November 7, 2013--Calgon Carbon Corporation (NYSE: CCC) (the “Company”) today announced the closing of a new $300 million syndicated credit facility. The facility refinanced existing debt and provides an additional $175 million of borrowing capacity. The new credit facility will be available for strategic growth initiatives, acquisitions, share repurchases, working capital, and general corporate purposes.

The facility is an unsecured five-year revolving loan and seven-year delayed draw term loan. The revolving loan includes two optional one-year extensions and a five-year maturity date. The seven-year delayed draw term loan includes a maximum of three draws for a total commitment amount of $75MM. Both loans have certain financial and other restrictions. The credit facility was led by PNC Capital Markets LLC and RBS Citizens, N.A. as Joint Lead Arrangers and PNC Bank as Administrative Agent. The facility also includes as Co-Documentation Agents Bank of America, N.A. and Branch Banking and Trust Company. Participants include First Commonwealth Bank and First National Bank of Pennsylvania.

Steve Schott, Calgon Carbon’s Chief Financial Officer, commented, “I am very pleased with the additional funds available to us under this facility. This transaction increases our maximum credit capacity from $125 million to $300 million which will provide increased flexibility as we pursue our strategic initiatives.”

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are changes in, or delays in the implementation of, regulations that cause a market for our products, acquisitions, higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6795
Vice President – Investor Relations and Communications

ggerono@calgoncarbon-us.com